AMENDMENT NO. 1 TO

SERIES C COMMON STOCK PURCHASE WARRANT

This AMENDMENT NO. 1 TO SERIES C COMMON STOCK PURCHASE WARRANT (this “Amendment”) is entered into as of October 6, 2022, by and between Neptune Wellness Solutions Inc., a Quebec corporation (the “Company”), and Armistice Capital Master Fund Ltd. (the “Holder”).

WHEREAS, the Holder is the holder of a Series C Common Stock Purchase Warrant, issued as of June 23, 2022, to purchase up to 972,763 common shares of the Company, without par value (the “Original Warrant”);

WHEREAS, pursuant to Section 5(l) of the Original Warrant, the Original Warrant may be modified or amended or the provisions thereof waived with the written consent of the Company and the Holder; and

WHEREAS, the Company and the Holder desire to amend the Original Warrant as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Holder hereby agree as follows:

1.
Amendment to “Termination Date” Defined Term. The defined term “Termination Date” is hereby defined to mean June 23, 2029.
2.
No Further Amendment. Except as amended by this Amendment, the Original Warrant remains unaltered and shall remain in full force and effect.
3.
Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of that certain Securities Purchase Agreement dated as of June 21, 2022 between the Company and the Holder.
4.
Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures delivered by facsimile, electronic mail (including as a PDF file) or other transmission method shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Amendment.

(Signature page follows)

NAI-1533461640v2

IN WITNESS WHEREOF, each of the Company and the Holder has caused this Amendment to be executed by its officer thereunto duly authorized as of the date first above indicated.

COMPANY

NEPTUNE WELLNESS SOLUTIONS INC.

By: /s/ Raymond Silcock

Name: Raymond Silcock

Title: Chief Financial Officer

HOLDER

ARMISTICE CAPITAL MASTER FUND LTD.

By: /s/ Steven Boyd

Name: Steven Boyd

Title: CIO of Armistice Capital, LLC, the Investment Manager

NAI-1533461640v2